Exhibit 3.44

OPERATING AGREEMENT

OF

90210 BILTMORE MANAGEMENT, LLC

This Limited Liability Company Operating Agreement is made as of February 1, 2006 by 90210 Management Company, LLC (the “Member”) to serve as the Limited Liability Company Operating Agreement under the Act (hereinafter defined) from and after the date hereof for the limited liability company specified herein, and shall replace and supersede any prior limited liability company or operating agreement for such company.

NOW, THEREFORE, intending to be legally bound hereby, the Member agrees as follows:

1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., and any successor statute, as amended from time to time.

“Agreement” means this Limited Liability Company Operating Agreement, as amended, modified, supplemented or restated from time to time.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Company” means 90210 Biltmore Management, LLC, the Delaware limited liability company of such name which has been formed under the Act.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

2. Organization. The Member agrees that the rights, duties and liabilities of the Member shall be as provided in the Act, except as otherwise provided herein.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Act and engage in any and all activities necessary, convenient, desirable or incidental to the foregoing.

4. Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue perpetually, unless the Company is dissolved in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

5. Registered Office and Agent. Principal Office. The location of the registered office of the Company in the State of Delaware shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company’s registered agent at such address shall be Corporation Service Company.

6. Principal Place of Business. The location of the principal office of the Company shall be located at 9336 Civic Center Drive, Beverly Hills, California, 90210 or at such other location as may be determined by the Member. The Company may also have such other offices at such other locations as may from time to time be deemed advisable by the Member.

7. Members. The name and business address of the Company’s sole Member is: 90210 Management Company, LLC located at 9336 Civic Center Drive, Beverly Hills, CA 90210.

8. Management.

(a) Management of the business and affairs of the Company shall be vested in the Member. The Member shall have all rights and powers and shall make all decisions affecting the Company in furtherance of the Company’s purposes. The Member may appoint such officers and agents of the Company as the Member deems appropriate to carry out and execute the decisions and instructions of the Member in the operations of the business of the Company. Such officers and agents shall have such duties and powers as are from time to time specified by the Member and they may be removed or discharged by the Member at any time with or without cause. If the Member does not specify the duties and powers of an officer, such officer shall be deemed to have the duties and powers of an officer of a Delaware business corporation with the same title. The Member shall make such tax elections as are deemed desirable in the sole discretion of the Member.

(b) The officers of the Company as of the date hereof are:

Matthew J. Hart	President
Ernest Wooden	Executive Vice President
Robert M. La Forgia	Executive Vice President and Chief Financial Officer
Ted Middleton	Senior Vice President
Molley McKenzie-Swarts	Senior Vice President – Human Resources
Carey Dutton	Senior Vice President and Secretary
W. Steven Standefer	Senior Vice President – Tax
Bryan S. White	Vice President and Assistant Secretary
Karen D. Riedel	Assistant Vice President and Assistant Treasurer

Any such officers may be removed, with or without cause, by the Member and additional officers may from time to time be appointed by the Member.

9. Distributions. Distributions shall be made to the Member (in cash or in property) at the times and in the amounts determined by the Member and as permitted by applicable law.

10. Other Interests of the Member. The Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member shall have the right to take for the Member’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

11. Transfers of Membership Interest; Admission of Additional Members.

(a) Transfers of Membership Interest. The Member’s membership interest in the Company shall be freely transferable by the Member or by operation of law. The Member may transfer all or a portion of the Member’s economic interest in the Company without transferring management power and without the transferee becoming a member of the Company. If a transferee is to become a member of the Company, the requirements of Section 11(b) must be complied with, unless the transferee will then be the sole member of the Company, in which case references herein to the Member shall refer to such transferee.

(b) Admission of Additional Members. Additional members of the Company may be admitted on such terms as the Member may approve or upon the transfer of the Member’s entire interest in the Company; provided that if, upon such admission, there will be more than one member of the Company, this Agreement must be amended and restated to reflect the relative rights, duties and obligations of the Member and such additional members and the admission of such additional members shall not become effective until this Agreement is so amended and restated.

12. Liability of Member. The Member shall have no liability for the obligations or liabilities of the Company except to the extent required by the Act.

13. Indemnification.

(a) Indemnification of Covered Persons. To the extent permitted by law, the Company shall indemnify, defend and hold harmless the Member and such officers, employees and agents of the Company as the Member identifies in writing as being entitled to indemnification under this provision (each a “Covered Person”) from and against any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether known or unknown, fixed or contingent), including, without limitation, those arising out of any lawsuit, action or proceeding, together with any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, out-of-pocket expenses and other reasonable costs and expenses incurred in investigating, preparing or defending any pending or threatened lawsuit, action or proceeding) incurred in connection with the foregoing (collectively “Damages”) suffered or sustained by such Covered Person by reason of any act, omission or alleged act or omission by such Covered Person arising out of such Covered Person’s activities taken primarily on behalf of the Company, or at the request or with the approval of the Company, or primarily in furtherance of the interests of the Company; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based did not constitute willful misconduct or gross negligence.

(b) Indemnification Procedure. A party seeking indemnification from the Company pursuant to Section 13(a) hereof (an “Indemnified Party”) shall give prompt notice to the Company of the assertion of any claim, including any claim brought by a third party, in respect of which indemnity may be sought hereunder (a “Claim”) and shall give the Company such information with respect thereto as the Company may reasonably request, but no failure to give such notice shall relieve the Company of any liability hereunder except to the extent the Company has suffered actual prejudice thereby. The Company shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party (which Notice shall state that the Company expressly agrees that as between the Company and the Indemnified Party, the Company shall be solely obligated to satisfy and discharge the Claim) within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Claim, to assume the defense of such Claim, using counsel selected by the Company and reasonably acceptable to the Indemnified Party; provided that the Company shall not have the right to assume the defense of a Claim (A) seeking an injunction, restraining order, declaratory relief or other nonmonetary relief against the Indemnified Party (whether or not the Company is also named as a party) or (B) if the named parties to any such action (including any impleaded parties) includes both the Indemnified Party and the Company and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party which are different from those available to the Company; in which case such Indemnified Party shall have the right to participate in the defense of a Claim of the type set forth in clause (A) and/or (B) above and all Damages in connection therewith shall be reimbursed by the Company to the extent provided in Section 13(a). In addition, if the Company fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Claim and all Damages in connection therewith shall be reimbursed by the Company to the extent provided in Section 13(a) upon demand of the Indemnified Party. In any event, no party assuming the defense of any Claim shall have the right to compromise or settle any claim for non-monetary relief against the other party or any claim for monetary relief against another party without such party’s consent (which consent shall not be unreasonably withheld or denied) unless such monetary relief is paid in full by the settling party.

If at any time after the Company assumes the defense of a Claim any of the conditions set forth above are no longer satisfied, the Indemnified Party shall have the same rights as if clause (A) or (B) in the preceding paragraph had been satisfied and the Company never assumed the defense of such Claim.

The Company or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Claim which the other is defending.

The Company, if it has assumed the defense of any Claim in accordance with the terms hereof, shall have the right, upon five (5) business days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle, such Claim unless (i) the Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers). In the case of (i) and (ii) above, such settlement may be made only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party otherwise assumes the defense of a Claim, it shall have the right to settle such Claim only with the consent of the Company.

Whether or not the Company chooses to defend or prosecute any Claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

(c) Right to Advancement of Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 13(a) hereof.

(d) Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall deem reasonable, on behalf of Covered Persons and such other Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnitees, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Member shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 13 and containing such other procedures regarding indemnification as are appropriate.

(e) Non-Exclusivity of Rights. The rights conferred on any Person by this Section 13 shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate, agreement or otherwise.

(f) Amendment or Repeal. Any repeal or modification of this Section 13 shall not adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) Changes in Delaware Law. References in this Section 13 to law shall be to such law as it existed on the date this Agreement was executed or as such law thereafter may be changed; provided that (i) in the case of any change which limits the indemnification rights or the rights to advancement of expenses which the Company may provide, the rights to indemnification and to the advancement of expenses provided in this Section 13 shall continue as theretofore agreed upon to the extent permitted by law; and (ii) if such change permits the Company without the requirement of any further action by the Member to provide broader indemnification rights or rights to the advancement of expenses than the Company was permitted to provide prior to such change, then the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

(h) Applicability. The provisions of this Section 13 shall be applicable to all actions, suits or proceedings commenced after its adoption, whether such arise out of acts or omissions which occurred prior or subsequent to such adoption and shall continue as to a Person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, personal representatives, successors or assigns of each Person covered by this Section 13.

14. Dissolution.

(a) Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(i) the written direction or determination of the Member; or

(ii) the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act.

(b) Certificate of Cancellation. Following the dissolution and the winding up of the Company, the Company shall execute a Certificate of Cancellation in the form prescribed by the Act.

(c) Distributions upon Dissolution. Upon the dissolution of the Company, the assets of the Company shall be liquidated in such manner as the Member shall determine, and the proceeds of such liquidation and the remaining assets of the Company shall be used first to discharge, or make provision for the Company’s payment of, obligations to creditors, including the Member to the extent permitted by applicable law. Any remaining proceeds and assets shall be distributed to the Member.

(d) Certificate of Cancellation. Following the dissolution and the winding up of the Company, the Company shall file in the office of the Secretary of State a certificate of cancellation containing the information required by the Act.

15. Miscellaneous.

(a) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) Entire Agreement. This Agreement represents the entire limited liability company agreement of the Company within the meaning of the Act.

(c) Amendments or Modifications. This Agreement may be amended or modified from time to time by an agreement in writing signed by the Member.

(d) Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person other than Persons to be indemnified pursuant to Section 13 and the heirs, personal representatives, successors and assigns of the Member or of such indemnified Persons. Except to the extent provided by applicable law, no creditor or third party shall have any rights under this Agreement.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has executed this Agreement as of the date first above written.

SOLE MEMBER:	90210 MANAGEMENT COMPANY, LLC

	By:	/s/ Bryan S. White
Bryan S. White
Title: Vice President and Assistant Secretary